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EXHIBIT 12.2

Ratio of EBITDA to combined fixed charges

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
                                           Years Ended December 31, 2000
                                       ----------------------------------------
                                         2000            1999            1998
                                       --------        --------        --------

EBITDA:
      Total Earnings                   $215,538        $ 38,927        $ 59,957

      Add back:
      Interest expense                  173,891          91,184          44,697
      Depreciation and amortization      34,514          10,340           4,287
                                       --------        --------        --------

      Total EBITDA                     $423,943        $140,451        $108,941


COMBINED FIXED CHARGES:
      Interest expense                 $173,891        $ 91,184        $ 44,697
      Capitalized interest                  513             377              --
      Preferred dividends                36,908          23,843             944
                                       --------        --------        --------

      Total combined fixed charges     $211,312        $115,404        $ 45,641


EBITDA/COMBINED FIXED CHARGES              2.01 x          1.22 x          2.39 x

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